EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of the 28th day of April, 2017 (the “Closing Date”), between Apollo Aerospace Components LLC, an Ohio limited liability company (“Buyer”), Aero-Missile Components Inc., a Delaware corporation(“Seller”), and Precision Aerospace Components, Inc. a Delaware corporation (“Stockholder”).

RECITALS

A. Seller is engaged in the business of purchasing and selling high quality, technically precise customized production components, fasteners and proprietary products for various industries, including but not limited to the military, defense and aerospace industry (the “Business”);

B. Seller desires to sell, and Buyer desires to purchase, substantially all of Seller’s assets relating to the Business upon the terms and conditions hereinafter set forth; and

C. Stockholder owns all of the issued and outstanding stock of Seller.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

1. Sale and Purchase of Assets.

1.1. Purchased Assets. Seller hereby sells, transfers and assigns to Buyer, free and clear of all liens, charges, covenants, conditions, adverse claims, demands, encumbrances, limitations, security interests or other title defects or restrictions of any kind (collectively, “Liens”), excepting the “Permitted Liens”, all rights, title and interest of Seller in and to all of the assets of Seller existing as of the date hereof which are used in Seller’s conduct of the Business, other than the Retained Assets identified in Section 1.2 (such purchased assets are hereinafter collectively referred to as the “Purchased Assets”), including, without limitation, the following:

(a) Inventories. All inventory, including any samples, raw materials, work in process, all finished products, whether or not delivered to Seller (the “Inventory”);

(b) Receivables. All trade accounts receivable (other than from related parties) as of the Closing (the “Trade Receivables”);

(c) Intellectual Property Rights. All intellectual property, including, without limitation, patents, trade names, trademarks and service marks and all registrations and applications therefor, together with the goodwill and the Business symbolized or represented by the foregoing, works of authorship and all copyrights related thereto and all registrations and applications therefor, designs and all applications therefor and all reissues, divisions, continuations and extensions thereof, engineering archives, know-how, ideas, trade secrets, processes, technology, discoveries, formulae and procedures, internet domain name(s) and the URLs, software, content and data that constitute the website at such domain name(s) of Seller (collectively hereinafter referred to as “Intellectual Property Rights”), of Seller together with the right to sue for past infringement or improper, unlawful or unfair use or disclosure of any of the foregoing. Intellectual Property Rights do not include third party software except to the extent that the existing licenses of Seller to use such software are transferred and assigned to Buyer pursuant to Section 2.1 hereof;

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(d) Documentation and Records. All of Seller’s rights in information, tangible or intangible, oral or written, regardless of media or embodiment (including formulas, compositions, data and technical documentation, including patterns, plans, specifications, designs, research data, drawings and models), and all records relating thereto, including, without limitation, property records, production records, engineering records, purchasing and sales records, credit records, personnel and payroll records relating to the Hired Employees (as hereinafter defined), to the extent the transfer of same is not prohibited by law, accounting records, computer programs, customer and vendor lists;

(e) Listings and Materials. All of Seller’s interest in telephone and fax numbers, to the extent assignable, and all listings pertaining to the Business in all telephone books and directories, stationery, forms, labels, shipping material, catalogs, brochures, supplies and advertising and promotional materials;

(f) Warranty Rights. All of Seller’s rights in, to and under third party warranties and guarantees extended by suppliers, vendors, contractors, manufacturers and licensors in relation to any of the Purchased Assets, to the extent assignable;

(g) Aero-Missile and Precision Aerospace Components Name. All of Seller’s rights in and to the trade name “Aero-Missile “and “Precision Aerospace Components “and all variants thereof currently or formerly used by Seller, and all of Seller’s rights to the use of such names as a trade name, trademark or service mark, subject to the provisions of Section 7.12 of this Agreement and subject, in the case of the name “Precision Aerospace Components,” to the security interest of Webster Business Credit Corporation (“Webster”) in such name until the Stockholder has complied with the provisions of Section 7.12 of this Agreement and Section 5(a) of the Security Agreement, dated as of August 25, 2015, among Stockholder, Seller, Freundlich Supply Company, Inc., Creative Assembly Systems, Inc., Tiger Tight Corp., and Webster.

(h) Goodwill. All goodwill and going concern value associated with the Business;

(i) Tangible Personal Property. All tangible personal property, including all equipment, machinery, furniture, fixtures, computers, data processing equipment, leasehold improvements, materials, supplies, tools, dies, computers, purchased parts, spare parts, shipping containers, packaging materials and other equipment or property used by Seller, and including, without limitation, the items described on Schedule 1.1(i) (the “Tangible Personal Property”);

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(j) Contract Rights. Subject to Section 7.4 and Section 7.8, all rights of Seller under the Assumed Contracts (as hereinafter defined) and Government Contracts (as hereinafter defined) and all rights to refunds and adjustments of any kind which may accrue under each Assumed Contract following the Closing Date;

(k) Prepaid Assets. All deposits, credits, deferred charges, advance payments, claims for refunds or reimbursement, or other prepaid amounts of Seller (the “Prepaid Assets”); and

(l) Permits. All of Seller’s rights in Permits (as hereinafter defined) used by Seller in the operation of the Business, to the extent transferable.

1.2. Retained Assets. Seller does not sell, transfer or assign, and Buyer does not purchase, the following assets of Seller (collectively, the “Retained Assets”):

(a) Contract Rights. Except for the Assumed Contracts and Government Contracts, all rights of Seller under any Contracts (as defined below), including this Agreement and the agreements executed in connection herewith;

(b) Tax Refunds. All rights of Seller to Tax (as defined below) refunds;

(c) Insurance Policies. All current insurance policies of Seller and all rights of any nature with respect thereto;

(d) Plans. All Plans (as hereinafter defined) and any assets of any Plan;

(e) Retained Liabilities. Any assets and associated claims arising out of the Retained Liabilities;

(f) Certain Records. The corporate minute book, equity records and Tax Returns (as defined below) of Seller and other similar corporate books and records, the originals of which Seller is required to maintain under applicable laws (provided that copies of any Tax Returns relating to the Business shall be provided to Buyer); and

(g) Other. (i) Cash, cash equivalents, marketable securities, investments, (ii) accounts receivable from related parties, and (iii) rights or assets not used in the operation of the Business or which relate to Retained Assets.

2. Liabilities.

2.1. Assumed Liabilities. Subject to the terms and conditions hereto, on the Closing Date, Buyer hereby assumes the following, and only the following obligations of Seller existing as of the Closing and to the extent that they are solely related to the Business (collectively, the “Assumed Liabilities”):

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(a) Certain Balance Sheet Liabilities. (i) Seller’s trade accounts payable (other than related party payables) that arose in the ordinary course of business consistent with Seller’s past practices (the “Assumed Payables”); (ii) customer deposit liabilities directly related to the Prepaid Assets (the “Customer Deposit Liabilities”), and (iii) accrued expenses incurred in the ordinary course of business (the “Accrued Liabilities,” and together with the Assumed Payables and the Customer Deposit Liabilities, the “Assumed Balance Sheet Liabilities”); provided, however, that the Assumed Balance Sheet Liabilities as of the Closing shall be in the amounts as are used in the calculation of Working Capital; and

(b) Assumed Contracts, Assumed Warranty Obligation. The performance or payment obligations arising after the Closing, except to the extent that such obligations are retained by Seller pursuant to Section 2.2 of this Agreement, under the agreements, contracts, Government Contracts, leases, licenses, purchase orders, sales orders, delivery or task orders, commitments, promises and similar arrangements evidencing or creating any obligation, whether written or oral (collectively, “Contracts”), outstanding to which Seller is a party, which are (i) listed or described on Schedule 2.1(b)and (ii) not the subject of any material nonperformance, noncompliance or other default by Seller or any other party thereto as of or prior to the Closing, but, in each case, only to the extent (y) such performance or payment obligations accrue, relate and are to be performed solely after the Closing and (z) the corresponding benefits therefrom are validly assigned to and received by Buyer (collectively, the “Assumed Contracts”), and (iii) Buyer’s Assumed Warranty Obligation pursuant to Section 7.5 hereof.

2.2. Retained Liabilities. Notwithstanding anything in this Agreement to the contrary, except for the Assumed Liabilities, Buyer does not assume and is not liable for any responsibility, obligation, duty, commitment, claim or liability, whether known or unknown, accrued, absolute, contingent or otherwise (“Liability”), of Seller, of any nature whatsoever, whether or not related to the Business (the Liabilities being retained by Seller being hereinafter collectively referred to as the “Retained Liabilities”). Without limiting the generality of the foregoing, the following are expressly included among the Retained Liabilities:

(a) Indebtedness. All of Seller’s indebtedness, including any lines of credit, the current portion of any long-term debt and any working capital line, Liabilities related to notes payable, mortgages, term loans, cash overdrafts, cut but uncashed checks, capitalized leases, equipment loans, revolver borrowings, receivables facilities or other factoring arrangements, loans or payables to any stockholder (or any relative of any stockholder) or any employee or affiliate of Seller, any other obligation for borrowed money including guarantees of the indebtedness of the Stockholder, and any interest, fees, penalties or other costs related to any of the foregoing (collectively, “Indebtedness”);

(b) Taxes. All of Seller’s (or any predecessor of Seller’s) Liabilities related to Taxes;

(c) Product Liability. All Liabilities with respect to products manufactured, sold or leased by Seller prior to the Closing, without regard to (i) the basis or theory of claim (negligence, strict tort, breach of contract or express or implied warranty, fraud or failure to warn, test, inspect or instruct or otherwise), (ii) the nature of the damages sought (property damage, economic loss, personal injury, wrongful death or other), or (iii) whether the claim arose or is asserted before or after the Closing;

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(d) Product Warranty or Shortage. All Liabilities of Seller to customers or third parties with respect to shortages or defects in goods delivered to customers or in transit to customers prior to the Closing, including, without limitation, Liabilities for product warranty claims and Product Liability Claims (as defined in Section 4.4.3);

(e) Services. All Liabilities to customers or third parties with respect to services performed or products sold by Seller to the Closing;

(f) Environmental. All Liabilities arising out of or attributable to the Release, Disposal, generation, Treatment, transport, recycling or Storage prior to the Closing of any Hazardous Material at or from any real property or facility owned, used or occupied at any time by Seller, or any predecessor of Seller, or arising out of or attributable to arrangements for any of the foregoing by Seller, or any predecessor of Seller, and any environmental condition or violation of environmental law of Seller or any predecessor of Seller, including that which existed on or with respect to any real property or facility owned, used or occupied at any time by Seller or any predecessor of Seller prior to the Closing;

(g) Violations of Laws; Claims. All Liabilities of Seller or any predecessor of Seller (i) with respect to any violation of law prior to the Closing and (ii) with respect to any pending, threatened or unasserted litigation, claim, demand, investigation or proceeding, including, without limitation, Liabilities relating to any real property owned or used by Seller or any predecessor of Seller or to other assets not being acquired by Buyer hereunder, and Liabilities relating to any Tax owed or alleged to be owed to any Governmental Authority;

(h) Employees. All Liabilities arising out of the employment relationship between Seller or any predecessor of Seller and any of its employees or former employees existing at any time, whether before or after the Closing, including, without limitation, (i) all Liabilities relating to any Employee Benefit Plan (as hereinafter defined) sponsored or maintained by Seller or any predecessor of Seller or any affiliate of Seller or to which Seller has made contributions, (ii) all severance claims of any employee of Seller,(iii) all EEOC claims, demands, investigations or proceedings involving Seller’s employees relating to matters which occurred prior to the Closing, and (iv) any bonus or profit sharing amounts to which any current or former employees of Seller may be entitled;

(i) Workers Compensation. All Liabilities to or in respect of any Hired Employee relating to or arising in connection with any and all claims for workers’ compensation benefits to the extent arising in connection with any occupational injury or disease occurring or existing prior to the Closing;

(j) Breach of Any Assumed Contract. All Liabilities of Seller under any Assumed Contract that arise after the Closing for any breach of such Assumed Contract that occurred prior to the Closing;

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(k) Retained Assets. All Liabilities of Seller relating to or arising out of the Retained Assets; and

(l) Retained Contracts. All Liabilities under any Contract that is not an Assumed Contract, including, without limitation, the contracts described on Schedule 2.2(l).

3. Consideration for the Purchased Assets.

3.1. Purchase Price. The total consideration for the Purchased Assets (the “Purchase Price”) shall be (i) the assumption by Buyer of the Assumed Liabilities and (ii) the payment by Buyer to Seller of an amount equal to Ten Million Five Hundred Thousand Dollars ($10,500,000) (the “Base Purchase Price”), which shall be subject to adjustment and payable pursuant to Section 3.2 and subject to further adjustment as provided in Section 3.3 or otherwise as provided herein.

3.2. Closing Payments. Subject to the terms and conditions herein, at the Closing, the Base Purchase Price shall be payable as follows:

(a) Buyer shall pay $4,942,388.89 (the “Payoff Amount”) by wire transfer of immediately available funds, pursuant to wire instructions received from Seller and set forth on Schedule 3.2(a),to secure the payoff of the Liens on the Purchased Assets set forth on Schedule 4.3.5(a).;

(b) Buyer shall deposit One Million Dollars ($1,000,000) (the “Escrow Amount”) with J.P. Morgan (the “Escrow Agent”), to be held pursuant to an escrow agreement among Buyer, Seller and the Escrow Agent (the “Escrow Agreement”); and

(c) Buyer shall pay to Seller by wire transfer of immediately available funds to the account designed by Seller to Buyer in Schedule 3.2(c) (the “Seller’s Account”) an amount equal to the Base Purchase Price, minus the Payoff Amount, minus the Escrow Amount (the “Closing Cash Payment”) to secure the payoff of the Liens on the Purchased Assets set forth on Schedule 4.3.5(b).

3.3. Post-Closing Adjustment.

(a) Working Capital Statement. Within ninety (90) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a working capital statement (the “Working Capital Statement”), setting forth the calculation of the Working Capital as of 11:59 p.m. On the Closing Date (the “Closing Working Capital”). The Working Capital Statement shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied. For purposes of this Agreement, “Working Capital” means (i) the sum of the Trade Receivables, net of reserves and Inventory, net of reserves(excluding any Tax assets (current, deferred or otherwise)) as of the Closing Date, minus (ii) the sum of the Assumed Balance Sheet Liabilities, in all cases, calculated in accordance with GAAP, consistently applied, and Schedule 3.3(a).

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(b) Dispute. Seller shall review the Working Capital Statement, and within thirty (30) days following its receipt of the Working Capital Statement, shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of the Working Capital Statement, setting forth in such written notice Seller’s objections to the Working Capital Statement with particularity and the specific changes or adjustments which Seller claims are required to be made thereto. If Seller does not notify Buyer of a dispute with respect to the Working Capital Statement within such thirty (30) day period, such Working Capital Statement will be final, conclusive and binding on the parties and upon which a judgment may be entered by a court of competent jurisdiction. In the event of such notification of a dispute, Buyer and Seller shall negotiate in good faith to resolve such dispute. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after Seller advises Buyer of its objections, then Buyer and Seller shall jointly engage a mutually acceptable nationally reputable accounting firm (the “Arbitration Firm”) to resolve such dispute. As promptly as practicable thereafter, the Arbitration Firm shall determine and report in writing to Buyer and Seller as to the resolution of all disputed matters submitted to the Arbitration Firm and the effect of such determinations on the Working Capital Statement, and such determinations shall be final, binding and conclusive as to Buyer and Seller and their respective affiliates and upon which a court of competent jurisdiction may enter a judgment. For purposes of complying with the terms set forth in this Section 3.3, each party shall cooperate with and make available to the other parties, their respective representatives, and the Arbitration Firm, all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Working Capital Statement and the resolution of any disputes thereunder. The fees and disbursements of the Arbitration Firm shall be borne by the party that assigned an amount to Closing Working Capital furthest from the amount of Closing Working Capital finally determined by the Arbitration Firm.

(c) Working Capital Adjustment. If the Closing Working Capital (as finally determined pursuant to Section 3.3(b)) is less than Seven Million Fifty Thousand Dollars ($7,050,000) (“Target Working Capital”) by more than One Hundred and Fifty Thousand Dollars ($150,000), then the Purchase Price will be adjusted downward by an amount equal to Target Working Capital minus Closing Working Capital minus One Hundred and Fifty Thousand Dollars ($150,000) and, within five (5) business days of the final determination of such amount, Seller shall pay directly to Buyer such amount via wire transfer of immediately available funds to an account designated by Buyer. If the Closing Working Capital (as finally determined pursuant to Section 3.3(b)) is greater than the Target Working Capital by more than One Hundred and Fifty Thousand Dollars ($150,000), then the Purchase Price will be adjusted upward by an amount equal to Closing Working Capital minus Target Working Capital minus One Hundred and Fifty Thousand Dollars ($150,000) and, within five (5) business days of the final determination of such amount, Buyer shall pay directly to Seller such amount via wire transfer of immediately available funds to an account designated by Seller.

3.4. Withholding. Buyer shall be entitled to deduct and withhold from the Purchase Price otherwise payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold with respect to such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

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3.5. Allocation of Purchase Price. The fair market values of the Purchased Assets and the allocation of the Purchase Price and Assumed Liabilities among the Purchased Assets for purposes of Section 1060 of the Internal Revenue Code shall be determined as provided on Schedule 3.5, and Buyer and Seller agree to be bound by such fair market value determination and allocation and to complete and attach Internal Revenue Service Form 8594 to their respective Tax Returns accordingly.

4. Representations and Warranties of Seller. Seller represents and warrant to Buyer as follows:

4.1. Organization.

4.1.1 Organization and Power. Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller has full corporate power and authority to (i) own, lease and operate its assets and the Business as and where such assets are now owned or leased and as such Business is presently being conducted, and (ii) execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by Seller in connection herewith. With respect to the operation of the Business, Seller is licensed or qualified to do business as a foreign corporation in each of the jurisdictions identified on Schedule 4.1.1, which jurisdictions constitute all of the jurisdictions in which the ownership of the Purchased Assets or the operation of the Business requires such license or qualification, other than any jurisdiction where the failure to qualify or obtain a license would not have a Material Adverse Effect.

4.1.2. Ownership of Seller. Schedule 4.1.2 lists all of the persons or entities holding issued and outstanding stock of Seller and the number of shares held by each such person or entity.

4.1.3 Subsidiaries. Seller does not hold any equity interest, directly or indirectly, in any other person or entity.

4.2. Agreements.

4.2.1. Seller Enforceability. All requisite corporate and stockholder actions to approve, execute, deliver and perform this Agreement and each other agreement and document delivered by Seller in connection herewith have been taken by Seller. This Agreement and each other agreement and document delivered by Seller in connection herewith has been duly executed and delivered by Seller and constitutes the binding obligation of Seller enforceable in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether considered in a proceeding at law or in equity).

4.2.2. Consents. Except as set forth on Schedule 4.2.2, no approval or consent of, or filing with, any person, entity or Governmental Authority is required in connection with the transactions contemplated hereby or the execution, delivery or performance by Seller of this Agreement or any other agreement or document delivered by or on behalf of any of Seller in connection herewith.

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4.2.3. No Conflicts. Except as set forth on Schedule 4.2.3, no action taken by or on behalf of Seller in connection herewith, including, without limitation, the execution, delivery and performance of this Agreement and each other agreement and document delivered by Seller in connection herewith, (a) gives rise to a right of termination or acceleration under, or otherwise conflicts with or constitutes a breach of default under, or will result in a Lien upon the Purchased Assets pursuant to, any Contract or Permit by which Seller or any of the Purchased Assets is bound, (b) disrupts or impairs any business relationship that Seller has with any dealer, distributor, sale representative, supplier or customer, (c) conflicts with or violates any law, Seller’s Certificate of Incorporation, bylaws or equivalent governing documents, or any order, arbitration award, judgment, decree or other similar restriction to which Seller or any of the Purchased Assets is subject or bound, or (d) constitutes an event which, after notice or lapse of time or both, could result in any of the foregoing.

4.3. Financial.

4.3.1. Financial Records. Schedule 4.3.1 consists of (a) the balance sheets of Seller as of December 31, 2016 and December 31, 2015 and the related statements of income, expense and cash flows for each of the twelve (12) month periods then ended (the “Annual Financial Statements”); and (b) the internally prepared balance sheet of Seller as of February 28, 2017, and the related statements of income and expense for the two (2) month period then ended (together with the Annual Financial Statements, the “Financial Statements”). The balance sheet of Seller as of February 28, 2017 is referred to herein as the “Acquisition Balance Sheet.” Except as set forth on Schedule 4.3.1, the Financial Statements have been prepared in accordance with GAAP as consistently applied in accordance with Seller’s normal accounting practices, and present fairly, in all material respects, the assets, liabilities and financial position of Seller as of the dates indicated and the results of operations for the periods then ended. The Financial Statements are true and complete in all material respects, and are consistent with the books and records of Seller.

4.3.2. Liabilities. Seller has no Liabilities relating to the Business except (a) to the extent provided for or reserved against on the face of the Acquisition Balance Sheet, (b) for Liabilities which have arisen in the ordinary course of business consistent with past practice since the date of the Acquisition Balance Sheet (all of which have been recorded on Seller’s books and records), and (c) for contractual and other Liabilities incurred in the ordinary course of business that are not required to be reflected on a balance sheet in accordance with GAAP.

4.3.3. No Changes. Since December 31, 2016, the Business has been operated only in the ordinary course of business, consistent with past practice. Since such date, except as set forth on Schedule 4.3.3, (i) there has not been any material adverse change, nor has any event or circumstance occurred that would reasonably be expected to have a Material Adverse Effect, on the Purchased Assets or the Business, and (ii) with respect to the Business, Seller has not:

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(a) incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities;

(b) suffered any theft, damage, destruction or loss (without regard to any insurance) of or to any tangible asset or assets which would have been included in the Purchased Assets;

(c) sold, assigned, transferred, licensed, mortgaged, pledged or subjected to any Lien (other than a Permitted Lien), or committed to sell, assign, transfer, license, mortgage, pledge or subject to any Lien (other than a Permitted Lien), any tangible or intangible assets which are or would have been included in the Purchased Assets, except for sales of Inventory in the ordinary course of business;

(d) (i) purchased or leased, or committed to purchase or lease, any asset that would constitute a Purchased Asset for an amount in excess of Fifty Thousand Dollars ($50,000), except for purchases of Inventory and supplies in the ordinary course of business, or (ii) purchased Inventory outside the ordinary course of business;

(e) made or authorized any capital expenditures or commitments for capital expenditures in an amount more than Fifty Thousand Dollars ($50,000) in the aggregate;

(f) entered into, amended, canceled, terminated, relinquished, waived or released any Contract except in the ordinary course of business and which, individually or in the aggregate, would not be materially adverse to the Business;

(g) made any material change to its reporting or accounting methods, principles, policies or practices, except as may be required by GAAP, including (x) Tax reporting or accounting, (y) depreciation or amortization policies or rates, or (z) the payment of accounts payable or the collection of Trade Receivables;

(h) delayed payment of any of its accounts payable, accelerated collection of its accounts receivable or made any change in its general pricing, credit or allowance practices or policies not in the ordinary course of business; or

(i) agreed to take any of the actions described in sub-clauses (a) through (h) above.

4.3.4. Taxes. All tax returns, reports and declarations relating to the Business or the Purchased Assets (collectively, “Tax Returns”) required by any Governmental Authority to be filed in connection with the properties, business, income, expenses, net worth or franchises of Seller relating to the Business have been timely filed, and all such Tax Returns are correct and complete in all material respects. All governmental taxes, charges or assessments and related deficiencies, interest and penalties (collectively, “Taxes”) due in connection with the Business or the Purchased Assets have been paid, other than Taxes which are not yet due or which, if due, are not yet delinquent, are being contested in good faith or have not been finally determined, and for which reserves have been established on the Acquisition Balance Sheet which are sufficient to cover the payment of all such Taxes. There are no Tax claims, audits or proceedings pending in connection with the Business or the Purchased Assets, and to Seller’s Knowledge there are no such threatened claims, audits or proceedings. There are not currently in force any extensions of time with respect to the dates on which any Tax Return was or is due to be filed by Seller, or any waivers or agreements for the extension of time for the assessment or payment of any Tax. With respect to the Business, Seller has withheld or collected from each payment made to each of the Business Employees (as hereinafter defined) and any other person or entity the amount of all Taxes required to be withheld or collected therefrom and Seller has paid the same when due to the proper Governmental Authorities. To Seller’s Knowledge, within the last three (3) years, no written claim in excess of twenty thousand dollars ($20,000) has been made by a Tax authority in any jurisdiction where Seller does not file a Tax Return that it is, or may be, subject to taxation in such jurisdiction. Seller is not liable for the Taxes of any other person as a transferee, successor, by contract, law, regulation, rule or otherwise or under Treasury Regulation Section 1.1502-6 or any other comparable statute, local or foreign statute, regulation or law. There are no Tax sharing agreements or other similar arrangement (whether written or oral) in effect that include Seller and Seller has no liability to any other person with respect to any previously terminated Tax sharing agreement or similar arrangement.

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4.3.5. Indebtedness. Schedule 4.3.5(a) and Schedule 4.3.5(b) set forth all Indebtedness of Seller for borrowed money relating to the Business and the amount to payoff such Indebtedness as of the Closing Date.

4.4. Legal.

4.4.1. Compliance with Laws. With respect to the Business or any of the Purchased Assets, Seller is not, and in the past three (3) years has not been, in violation of (a) any outstanding arbitration award, judgment, order or decree, or (b) any law, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, or any similar law under any jurisdiction and any antidiscrimination, environmental, employment, working condition, payroll withholding, employee benefit, zoning or Tax law in any material respect. There have been no written allegations of or written inquiries concerning any violations of law by Seller with respect to the Business or any of the Purchased Assets within the past three (3) years with the exception of those disclosed on Schedule 4.4.4. Seller holds and is in compliance in all material respects with all permits, licenses, self-certifications, approvals or authorizations of any person, entity or Governmental Authority (collectively, “Permits”) required to conduct the Business or to own any of the Purchased Assets, which Permits are listed on Schedule 4.4.1. Except as set forth on Schedule 4.4.1, all such Permits (i) have been legally obtained and maintained by Seller, (ii) are in full force and effect, (iii) will not be terminated or expire as a result of the consummation of the transactions contemplated herein, and (iv) are transferable to Buyer. No proceeding is pending to revoke or limit any Permit relating to the Business or any of the Purchased Assets or otherwise to impose any conditions or obligations on the possession or transfer of any Permit relating to the Business or any of the Purchased Assets. In the past three (3) years, there have been no claims, notices, orders or directives issued by any Governmental Authority with respect to the Business or any of the Purchased Assets.

4.4. 2. Product and Service Warranties. In the past three (3) years, there have been no product warranty or service warranty claims made against Seller relating to the Business or the Purchased Assets alleging that any products assembled, manufactured, distributed or sold by Seller or any predecessor of Seller are defective or improperly designed or manufactured and no such claims are currently pending or, to Seller’s Knowledge, threatened against Seller. In the past five (5) years, Seller has not issued any product recalls relating to the Business or the Purchased Assets with the exception of those disclosed on Schedule 4.4.3. Except for (i) conditions or warranties implied or imposed by applicable laws or (ii) otherwise contained in Seller’s standard terms and conditions of sale or in Seller’s purchase orders received from, or Contracts with, its customers, Seller has not given a condition, warranty, or made a representation in respect of products or services supplied, manufactured, sold, leased or delivered by Seller relating to the Business or any of the Purchased Assets. In the past five (5) years, each product manufactured, sold, leased or delivered by Seller relating to the Business or any of the Purchased Assets has been in conformity with all applicable contractual commitments and all express and implied warranties. Except for warranty claims based on Seller’s standard terms and conditions of sale or based on purchase orders accepted by Seller from its customers, or Contracts with its customers relating to the Business or any of the Purchased Assets, Seller does not have any Liability, and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any Liability or other damages in connection therewith, for replacement or repair of any products manufactured, sold, leased or delivered by Seller relating to the Business or any of the Purchased Assets.

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4.4.3. Product Liability. No claims alleging bodily injury or property damage as a result of any defect in the design or manufacture of any product, the provision of any service, or the breach of any duty to warn, test, inspect or instruct of dangers therein (each a “Product Liability Claim”), have been made or, to Seller’s Knowledge, threatened against Seller relating to the Business or any of the Purchased Assets in the past five (5) years with the exception of those disclosed on Schedule 4.4.3. There are no defects in the design or manufacture of products sold by Seller or the provision of any service by Seller relating to the Business or any of the Purchased Assets which could result in a Product Liability Claim.

4.4.4. Litigation. With respect to the Business or the Purchased Assets, except as set forth on Schedule 4.4.4, (a) no claim, litigation, investigation or proceeding is pending or, to Seller’s Knowledge, threatened against Seller, or has been concluded in the past three (3) years; and (b) to Seller’s Knowledge there is no state of facts or events which could reasonably be expected to form the basis for such a claim, litigation, investigation or proceeding. No arbitration award, judgment, order, decree or similar restriction is outstanding against or relating to Seller with respect to the Business or any of the Purchased Assets.

4.5. Business.

4.5.1. Employment.

(a) Schedule 4.5.1(a) identifies each employee of Seller who currently provides services to or on behalf of the Business and, for each such individual, their service commencement date, job title or position, current annual salary or wage rate, as applicable, whether such employee is exempt or non-exempt, any accrued and unused sick and/or vacation leave and service credited for purposes of vesting and eligibility to participate under any Plan. Except as set forth on Schedule 4.5.1(a), each employee is in active service, and no employee or former employee is receiving salary continuation, retiree medical, short-term disability or long-term disability benefits under any Plan. Seller has no temporary or leased employees.

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(b) With respect to the operation of the Business, Seller has paid in full to all employees, or, to the extent required by GAAP (as consistently applied in accordance with Seller’s normal accounting practices) made appropriate accruals for on its books of account, all wages, commissions, bonuses and other direct compensation for all services performed by its employees. There is no union representation of any of the Business employees. Except as disclosed on Schedule 4.5.1(b) during the past three (3) years there have been no grievances or claims (a) filed with the EEOC or other Governmental Authority of competent jurisdiction, or (b) to Seller’s Knowledge threatened to be filed by any of the employees, former employees or beneficiaries of any employees of Seller who provide services for or on behalf of the Business with respect to their employment or employment benefits, including, without limitation, any discrimination claims, sexual harassment claims or workers’ compensation claims.

(c) Except as listed on Schedule 4.5.1(c): (i) there is no collective bargaining agreement or relationship with any labor organization; (ii) no labor organization or group of employees has filed any representation petition or made any written or to Seller’s Knowledge, oral demand for recognition; (iii) to Seller’s Knowledge no union organizing or decertification effort exists or has occurred since January 1, 2012 or, is threatened and to Seller’s Knowledge, no circumstance reasonably likely to result in any of the foregoing exists; (iv) no labor strike, work stoppage, picketing, slowdown or other material labor dispute has occurred since January 1, 2012 or, to Seller’s Knowledge, is threatened; (v) there is no workers’ compensation Liability, experience or matter that will or is reasonably likely to materially and adversely affect Seller or Buyer; and (vi) to Seller’s Knowledge, no employee or agent of Seller has committed any act or omission giving rise to any material Liability for any violation or breach by Seller (or any of its managers, officers or directors) of any applicable law or Contract.

(d) Seller has correctly classified all individuals who perform services for Seller, in accordance with each Plan, ERISA, the Code, the Fair Labor Standards Act and all other applicable laws, as employees, independent contractors or leased employees, and Seller has not received notice to the contrary from any person or Governmental Authority.

(e) Seller has in its files a Form I-9 that is validly and properly completed in accordance with applicable law for each employee of Seller with respect to whom such form is required under applicable law. Seller has not received any notice or other communication from any Governmental Authority or other person regarding any violation or alleged violation of any applicable law relating to hiring, recruiting, employing (or continuing to employ) anyone not authorized to work in the United States.

4.5.2. Employment Termination. Upon the termination of employment of any of Seller’s employees by Seller, Buyer will not be liable to any of Seller’s employees for severance pay or any other payments or benefits.

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4.5.3. Insurance. Schedule 4.5.3 lists all insurance policies maintained by Seller and applicable to the Business or the Purchased Assets and identifies the following information for each such policy: underwriter, coverage type, expiration date, coverage amount, deductible and whether claims made or occurrence based. All such policies are in full force and effect and all premiums have been paid. Seller is not, and has not been at any time, subject to Liability as a self-insurer (other than any deductible).Schedule 4.5.3 also sets forth a description of all claims pending under such insurance policies during the past three (3) years.

4.5.4. Contracts. Schedule 4.5.4 contains a complete and accurate list, in each case as relating to the Business and/or the Purchased Assets, of:

(a) all Contracts to which Seller is a party or by which it is bound, including Contracts for purchase orders and sales orders, involving payments to or by Seller in excess of Fifty Thousand Dollars ($50,000);

(b) all loan, financing, security, credit or other Contracts evidencing or relating to Indebtedness or to the granting by Seller of a Lien on any of the Purchased Assets, or any guaranty by Seller of any obligation in respect of borrowed money or otherwise;

(c) all Contracts with distributors, dealers or sales representatives;

(d) all Contracts relating to cooperative or rebate arrangements with customers or suppliers;

(e) all management, consulting, employment, independent contractor, agency or collective bargaining Contracts;

(f) all Contracts providing employee benefits;

(g) all Contracts which contain an obligation of confidentiality with respect to information furnished by Seller to a third party or received by Seller from a third party;

(h) all Contracts containing covenants limiting the freedom of Seller to (i) compete or operate in any line of business or with any person or in any geographic area or market, (ii) solicit any potential customer or (iii) solicit any person for employment or business in any geographic area or market, for any period of time;

(i) all Contracts relating to Intellectual Property Rights of Seller (including each Contract for the assignment of inventions or assignment of other proprietary rights to Seller) or pursuant to which Seller obtains the right to use any Intellectual Property Rights of others;

(j) all Contracts pursuant to which Seller is a lessor or a lessee of any personal or real property, or holds or operates any tangible personal property owned by another person, except for any such individual lease under which the aggregate annual rent or lease payments do not exceed Twenty-Five Thousand Dollars($25,000);

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(k) all Contracts with any stockholder, director or officer of Seller or any affiliate or relative of any of the foregoing;

(l) each Contract not included in subsection (e) or (f) providing for severance, retention, change in control or other similar payments;

(m) each partnership, joint venture or similar Contract;

(n) Contracts granting any person a first-refusal, first-offer or similar preferential right to purchase or acquire any right, asset or property of Seller; and

(o) any other Contract (i) material to the Business or (ii) not cancelable without Liability with less than sixty (60) days’ notice and involving payments to or by Seller in excess of Fifty Thousand Dollars ($50,000).

Seller has delivered to Buyer accurate and complete copies of each such written Contract, and an accurate and complete written description of any such oral Contract, in each case with all modifications and amendments thereto. Each of the Assumed Contracts is in full force and effect and is the legal, valid and binding obligation of Seller and, to Seller’s Knowledge, the other party thereto and enforceable in accordance with its respective terms except as may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether considered in a proceeding at law or in equity). With respect to each Assumed Contract, (a) Seller is not in breach or default under or in violation thereof, and (b) no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation. There has been no written correspondence from, or to Seller’s Knowledge discussions with, third parties concerning the breach by any party or the termination of any of the Assumed Contracts and to Seller’s Knowledge there is no default under or violation of any Assumed Contract by any other party thereto.

4.5.5 Government Contracts.

(a) Schedule 4.5.5(a) contains a complete and accurate list of each Government Contract relating to the Business that has been and/or is active in performance at any time since January 1, 2015 and, with respect to each, identifies (i) the contract number; (ii) the Governmental Authority, contracting agency and/or (for subcontracts) the prime contractor or higher-tier subcontractor (as applicable); (iii) the contract award date; (iv) the basis of award (i.e., competitive vs. sole source); (v) whether the Government Contract was procured as a commercial item or a non-commercial item; and (vi) the period of performance (with option periods identified separately). Schedule 4.5.5(a) also sets forth all multiple award contracts relating to the Business that are in effect since January 1, 2015, and that have had task or delivery orders issued under such multiple award contract that have been in effect at any time since January 1, 2015. Seller has made available to Buyer complete and correct copies of all Government Contracts required to be listed in Schedule 4.5.5(a) together with all draft or final audit reports from a Governmental Authority received by Seller pertaining to such Government Contracts. Seller has not received any written (or, to Seller’s Knowledge, oral) notice from any Governmental Authority, prime contractor, or higher-tier subcontractor, of any intention to make a material modification to any such Government Contract. Unless listed on Schedule 4.5.5(a) as being currently “closed,” each Government Contract is (A) in full force and effect, (B) unless noted to the contrary in Schedule 4.5.5(a), is being transferred to Buyer pursuant to the terms of this Agreement and (C) constitutes a legal, valid and binding agreement, enforceable against Seller and, to the Knowledge of Seller, against the other parties thereto, in accordance with its terms. The Government Contracts listed on Schedule 4.5.5(a) are all of the active, prime Government Contracts currently in effect with ongoing performance obligations relating to the Business to which Seller is a party.

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(b) Schedule 4.5.5(b) sets forth a complete and accurate list of each unexpired Government Contract bid of Seller as of the date hereof, and with respect to each, identifies (i) the project name; (ii) the Governmental Authority, contracting agency and/or (for subcontracts) the prime contractor or higher-tier subcontractor (as applicable); (iii) the request for proposal number; (iv) the expected award date; and (v) the estimated period of performance (with option periods identified separately). Seller has made available to Buyer complete and correct copies of all Government Contract bids required to be listed on Schedule 4.5.5(b).

(c) Except as set forth on Schedule 4.5.5(c), Seller has not (i) entered into, been awarded, nor is there any active Government Contract bid for, any Government Contract with any Governmental Authority that was awarded to Seller pursuant to a procurement that was restricted to bidders qualified as a “small business, ”small disadvantaged business,” or otherwise possessing protégé status, woman-owned small business, or other preferential status (including, but not limited to, participation in preferential status programs such as the Historically Underutilized Business Zone program and participation under Section 8(a) of the Small Business Act) or a “minority set aside” or other “set aside” status, or (ii) represented, in connection with any Government Contract or Government Contract bid, that it qualifies as a small business, small disadvantaged business, HUB-Zone small business, veteran-owned small business, service-disabled veteran-owned small business, woman-owned small business, woman-owned business, minority-owned business, mentor, protégé, or for any other preferential status (collectively, “Preferred Bidder Status”). Seller has not received any written (or to Seller’s Knowledge, oral) notification that any Governmental Authority, prime contractor, or higher-tier subcontractor will terminate, materially decrease the rate of purchasing under, or decline to exercise options under any Government Contract, as the result of any loss of Preferred Bidder Status.

(d) With respect to each Government Contract or Government Contract bid, as applicable, except as set forth on Schedule 4.5.5(d), at all times since January 1, 2012:

(i) Seller is and has been in compliance in all material respects with (i) all terms and conditions of each Government Contract and Government Contract bid, including, without limitation, any clauses, provisions, requirements, terms and conditions incorporated expressly by reference or by operation of law, and (B) all laws pertaining to each Government Contract and Government Contract bid, including, without limitation and as amended, the Truth in Negotiations Act, the False Claims Act, the Anti-Kickback Act, the Byrd Amendment, the Buy American Act, the Trade Agreements Act, the Service Contract Act, the Procurement Integrity Act, Title 18 of the United States Code, the Federal Acquisition Regulation and any applicable agency supplement thereto (collectively, the “FAR”), including, without limitation, any FAR clauses or provisions applicable to or incorporated by reference in such Government Contract or Government Contract bid, and the Cost Accounting Standards;

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(ii) Seller has not received any written (or to Seller’s Knowledge, oral) cure notice, show cause notice, stop work order, default notice, termination notice (whether for convenience or cause) or any notice alleging that Seller or any of its officers, directors, or employees defaulted upon, breached, violated, or otherwise failed to comply with any law, certification, representation, clause, provision or requirement applicable to, or the terms and conditions of, any Government Contract or Government Contract bid, and to Seller’s Knowledge, no event has occurred that, with the passage of time or the giving of notice or both, would result in a condition of default, breach or violation of or noncompliance with any law, certification, representation, clause, provision or requirement applicable to, or the terms and conditions of, any Government Contract or Government Contract bid;

(iii) Seller’s business systems (as defined in DFARS 252.242-7005) and internal controls with respect to the Government Contracts and Government Contract bids are and have been in compliance with relevant and applicable contract requirements and laws, including, without limitation, FAR 52.203-13 (Contractor Code of Business Ethics and Conduct) and DFARS 252.215-7002 (Cost Estimating Systems Requirements), 252.234-7002 (Earned Value Management System), 252.242-7006 (Accounting System Administration), 252.244-7001 (Contractor Purchasing System Administration) and 252.245-7003 (Contractor Property Management System Administration);

(iv) all invoices and claims for payment, reimbursement or adjustment submitted by Seller were current, accurate and complete in all respects as of their submission dates, and no Governmental Authority, prime contractor or higher tier subcontractor has disallowed, withheld or set off, or threatened in writing (or, to Seller’s Knowledge, orally) to disallow, withhold or set off, any amount due to Seller under any Government Contract;

(v) all costs, fees, profit and other charges and expenses of any nature that have been charged prior to Closing to any cost reimbursable or flexibly priced type Government Contract, and all sums invoiced prior to Closing under any type of Government Contract, were properly chargeable or invoiced to such Government Contract, were charged or invoiced in amounts consistent with the requirements of such Government Contract and applicable law, and, to Seller’s Knowledge, there will be no material refunds, reimbursements or adjustments including, without limitation, any cost disallowances;

(vi) Seller has complied with the notice and pricing requirements of the price reductions clause and payment of the Industrial Funding Fee in any multiple award schedule Government Contract and, to Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to result in a demand by any Governmental Authority for a refund based on Seller’s failure to comply with the price reductions clause or payment of any Industrial Funding Fee;

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(vii) Seller and its employees have complied in all material respects with all time keeping and time recordation requirements of each applicable Government Contract, and all individuals who have performed work under any Government Contract that includes labor qualifications met each and every contractual education, experience, and other requirement for the task they performed and for the labor category, if any, under which their time was recorded and billed;

(viii) all representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract and Government Contract bid were accurate in all respects as of their effective date and Seller has complied with such representations and certifications in all respects, including any requirement to update such representations and certifications;

(ix) no Governmental Authority has assigned Seller a rating below “Satisfactory” in connection with any contractor performance assessment report or similar evaluation of past performance in connection with any of the Government Contracts; and Seller has responded to any assessment critical of Seller’s performance that was offered by a Governmental Authority in accordance with the terms of the Contractor Performance Assessment Reporting System;

(x) all property furnished to Seller under a Government Contract is in the possession of Seller and properly accounted for or has been returned to the customer and there are no outstanding loss, damage or destruction reports with respect to furnished property or equipment; and

(xi) for any Government Contract listed among the Purchased Assets, Seller has not received any written (or, to Seller’s Knowledge, oral) notice, from a Governmental Authority or prime contractor or higher-tiered subcontractor that any option with respect to that Government Contract will not be exercised.

(e) (i) There are no outstanding claims, disputes, or requests for equitable adjustment by or against Seller, on the one hand, and a Governmental Authority, prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any Government Contract or Government Contract bid issued since January 1, 2012, and (ii) to Seller’s Knowledge, there are no facts that are reasonably likely to result in any such claims, disputes, or requests for equitable adjustment.

(f) Schedule 4.5.5(f) sets forth a complete list of all organizational conflict of interest (“OCI”) mitigation plans entered into or proposed by Seller in connection with any Government Contract awarded since January 1, 2012. Seller has furnished to Buyer complete copies of all such OCI mitigation plans for any Government Contract listed among the Purchased Assets. Seller is in material compliance with all of its OCI mitigation plans and has not received any written (or, to Seller’s Knowledge, oral) notice of any failure to comply with such plans or the existence of any prohibited OCI in connection with any Government Contract or Government Contract bid.

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(g) Except as set forth on Schedule 4.5.5(g), Seller is not party to any active Government Contract that contains classified material, that requires the delivery of classified articles, or that is subject to a DD254 form. Except as may be prohibited by the National Industrial Security Program Operating Manual (“NISPOM”), Schedule 4.5.5(g) lists all facility security clearances held by Seller and, to the Knowledge of Seller, all personnel security clearances by number and clearance level held by each director, officer, employee or consultant (if such consultant is engaged to perform on or in relation to a Government Contract subject to a DD254) of Seller. All requisite personnel security clearances and facility security clearances are valid and in full force and effect. Seller is in compliance in all material respects with the applicable facility and personnel security clearance requirements, including, without limitation, those set forth in the NISPOM, the NISPOM Supplement, all applicable Director of Central Intelligence Directives, and any contractual agreements, including, without limitation, the provisions of all applicable DD254s, and including any requirements therein relating to the provision of notice of this Agreement. The clearances set forth in Schedule 4.5.5(g) are all of the facility security clearances and personnel security clearances necessary to conduct the Business. Seller has not received written notice of, and to Seller’s Knowledge there is no proposed or threatened, termination of any facility or personnel security clearance.

(h) Neither Seller nor any of its directors, officers, principals, employees or consultants is debarred, suspended, deemed non responsible or otherwise excluded from participation in the award of any Government Contract or for any reason listed on the List of Parties Excluded from Federal Procurement and No procurement Programs, nor is there any pending debarment, suspension or exclusion proceeding that has been initiated against Seller or any of its predecessors, shareholders, officers, directors, employees or consultants. Seller has not received any written (or, to Seller’s Knowledge, oral) notice of any negative determinations of responsibility, as contemplated in Part 9 of the FAR, and, to Seller’s Knowledge, no such negative determinations of responsibility have been issued, against Seller.

(i) Seller has not received any written (or, to Seller’s Knowledge, oral) communication that it will be subject to, and to Seller’s Knowledge there is not pending or threatened, any audit or investigation of Seller, conducted by any Governmental Authority, including, without limitation, the Defense Contract Audit Agency, arising under or relating to any Government Contract or Government Contract bid, other than routine audits conducted in the ordinary course of business; and, to Seller’s Knowledge, there have been no material audits or investigations relating to any Government Contract or Government Contract bid, other than routine audits conducted in the ordinary course of business.

(j) Except as set forth on Schedule 4.5.5(j), Seller has not (i) conducted or initiated any investigation related to any suspected, alleged or possible violation of any Contract requirement or law, or inaccuracy in any representation or certification, with respect to any Government Contract or Government Contract bid other than routine investigations conducted in the ordinary course of business, or (ii) made any voluntary or mandatory disclosure to or entered into any consent or administrative agreement (including but not limited to a Corporate Integrity Agreement) with a Governmental Authority related to a Government Contract or Government Contract bid. Seller has no Knowledge of any facts or circumstances that would require a mandatory disclosure pursuant to FAR 52.203-13.

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(k) Seller is not using any technical data, computer software or other Intellectual Property Rights in any manner that breaches or violates any Government Contract or applicable law. Seller has taken all reasonable steps required under any Government Contract and applicable law to assert and protect its rights in any technical data, computer software and other Intellectual Property Rights owned by Seller that is material to the operation of the Business, and Seller has included the proper restrictive legend (including, without limitation, any “limited rights” legend, “restricted rights” legend and any “government purpose license rights” legend) on all copies of any such technical data, computer software and other Intellectual Property Rights delivered in connection with any Government Contract. All such markings and rights were properly asserted and justified under the Government Contracts, and no Governmental Authority, prime contractor, or higher-tier subcontractor has challenged in writing or, to Seller’s Knowledge, has any basis for challenging, the markings and rights asserted by Seller. Under each Government Contract, Seller has timely disclosed all subject inventions and timely elected title thereto, in each case in accordance with all requirements of such Government Contract.

(l) Since January 1, 2012, Seller has been, and currently is, in compliance in all material respects with all applicable U.S. and non-U.S. laws and regulations related to the exportation or importation of supplies or services by Seller in connection with the Business (“Export Laws”), including any export or import declaration filing, payment of customs duties, compliance with import quotas, import registration or any other similar requirements, and also including any brokering agreements under applicable Export Laws. There is no charge, proceeding or, to Sellers’ Knowledge, investigation by any Governmental Authority with respect to a violation of any applicable Export Laws that is now pending or, to Sellers’ Knowledge, has been asserted or threatened with respect to Seller. Seller warrants that it is registered with the U.S. Department of State, Directorate of Defense Trade Controls, as an exporter or manufacturer of defense articles, defense services, or technical data.

4.5.5.1. Customers and Suppliers. Schedule 4.5.5.1 sets forth the ten (10) largest suppliers in terms of purchases (“Material Suppliers”) and the ten (10) largest customers in terms of sales (“Material Customers”) of Seller in connection with the operation of the Business, in each case for (i) the twelve (12) months ended December 31, 2016 and (ii) the and the two (2) months ended February 2017. Since December 31, 2016, no Material Supplier or Material Customer has canceled or otherwise terminated or made any threats to cancel or otherwise terminate or materially alter its relationship with Seller. To Seller’s Knowledge, there will be no material adverse change in a relationship with any Material Supplier or Material Customer as a result of the consummation of the transactions contemplated by this Agreement.

4.5.6. Prepayments and Deposits. Except as set forth on Schedule 4.5.6, in connection with the operation of the Business, Seller has not received any prepayments or deposits from customers for products to be shipped, or for services to be performed, in the future.

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4.6. Employee Benefits.

4.6.1 A description of all Plans is set forth on Schedule 4.6, and complete and correct copies of all written Plans and related trusts and amendments thereto, and summary plan descriptions and summaries of material modifications thereof, if any, and summaries of all oral Plans have been delivered to Buyer. None of the Plans is a Multiemployer Plan or Pension Plan, nor has Seller or any ERISA Affiliate of Seller ever been a sponsor of, or been obligated to make contributions to, any such Multiemployer Plan or Pension Plan. All of the Plans and any related trusts currently satisfy, and for all prior periods have satisfied, in form and operation, all requirements for any Tax-favored treatment intended for such Plan or trust or applicable to Plans or trusts of its type, including, as applicable, Sections 105, 106, 125, 401(a), 401(k) and 501 of the Internal Revenue Code and no reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect thereto. All of the Plans have been operated in compliance in all material respects with their respective terms and all laws, and all contributions to any Plan required by law or Contract have been timely made. None of the Plans provide or are required to provide life insurance, medical or other welfare benefits to persons who are not current employees of Seller or their dependents, except as required by Part 6 of Title I of ERISA or any similar state law. Seller has retained the right to unilaterally amend or terminate each Plan to the fullest extent permitted by law. Seller has never had any ERISA Affiliate. There are no pending or threatened claims by or on behalf of any of the Plans or by any employee, beneficiary or alternate payee with an interest under any Plan (other than routine claims for benefits). In connection with the operation of the Business, Seller does not have any Liability with respect to any Employee Benefit Plan, other than for contributions, payments or benefits due in the ordinary course under the Plans, none of which are overdue. No event has occurred and no condition exists that would subject Buyer or the Purchased Assets, either directly or by reason of Seller’s affiliation with any affiliate, to any Tax, fine, Lien (other than a Permitted Lien), penalty or other Liability imposed by ERISA, the Internal Revenue Code or other applicable laws with respect to any Employee Benefit Plan. Seller does not maintain any Plan under which it would be obligated to pay benefits, or under which any benefit would become accelerated or vested, because of the consummation of the transactions contemplated by this Agreement. No Plan or related obligation is required to be transferred or assigned to Buyer by operation of law or otherwise.

4.6.2 Neither Seller nor any ERISA Affiliate, or any fiduciary, trustee or administrator of any Plan, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in, any transaction with respect to any Plan which would subject any such Plan, Seller, or any ERISA Affiliate, to a tax, penalty or liability for a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

4.6.3. Each Plan that constitutes a non-qualified deferred compensation plan within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Plan is subject to tax under Section 409A of the Code.

4.6.4. Seller and each ERISA Affiliate has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code. Each Plan is in material compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (collectively, the “Healthcare Reform Law”), to the extent applicable. With respect to any Benefit Plan, neither Seller nor any ERISA Affiliate has sought reimbursement under the retiree reinsurance program provided for in the Healthcare Reform Law

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4.6.5 Definitions. When used in this Agreement, the following terms hereby have the following meanings:

“Employee Benefit Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA), or any employment contract, employee loan, incentive compensation, profit sharing, retirement, pension, deferred compensation, severance, change in control, termination, bonus, stock option or purchase plan, restricted stock, phantom stock, guaranteed annual income plan or arrangement, noncompetition or consulting agreement, hospitalization, disability, life or other insurance plan, or other employee fringe benefit plan, program or arrangement, or any other similar plan, program or arrangement, whether oral or written, maintained or contributed to by Seller or any ERISA Affiliate.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and regulations, rules and pronouncements thereunder, or any successor law.

“ERISA Affiliate” means, with respect to Seller, any entity which is or has ever been a member of a “controlled group of corporations” with, or under “common control” with, Seller (within the meaning of Section 414(b) or (c) of the Internal Revenue Code) or which is or has ever been a member of an “affiliated service group” with Seller (within the meaning of Section 414(m) of the Internal Revenue Code) or any entity which is or has ever been required to be aggregated with Seller under Section 4001(b) of ERISA.

“Internal Revenue Code” or “Code” means the Internal Revenue Code of 1986, as amended and regulations, rules and pronouncements thereunder, or any successor law.

“Multiemployer Plan” means any multiemployer plan within the meaning of Sections 3(37) or 4001(a) (3) of ERISA.

“Pension Plan” means an employee benefit plan, program or arrangement subject to Section 302 or Title IV of ERISA or Section 412 of the Internal Revenue Code.

“Plan “means any Employee Benefit Plan with respect to which Seller could have liability, or with respect to which Seller currently is, or during the six (6) year period preceding the date hereof has been, the sponsor, a party or obligated to make contributions or any other Employee Benefit Plan of Seller or any ERISA Affiliate, which applies to any employee or other individual providing services to or on behalf of the Business.

4.7. Assets.

4.7.1 Title and Condition. Seller has good and marketable title to, or a valid leasehold interest in, the Purchased Assets, free and clear of all Liens, except for Liens and matters identified on Schedule 4.7.1 and Permitted Liens. The Purchased Assets are in good working condition and repair (reasonable wear and tear excepted) and free from known defects. No person, other than Seller, owns or utilizes any of the Purchased Assets. All of the Purchased Assets include all assets used in the operation of the Business and are located at the Leased Real Property.

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4.7.2. Inventory. Except as set forth on Schedule 4.7.2, the Inventory included in the Closing Working Capital is in good and marketable condition, not defective, and of a quality and quantity useable or saleable in the ordinary course of business. Inventory included in the Closing Working Capital is not subject to any material write-down or write-off and is stated on the Financial Statements in accordance with GAAP (as consistently applied in accordance with Seller’s normal accounting practices), on a lower of cost or market basis, consistently applied.

4.7.3. Trade Receivables. Except as set forth on Schedule 4.7.3, the Trade Receivables included in the Closing Working Capital, represent valid obligations to Seller arising from sales actually made or services actually performed and will be collected in the ordinary course of business. The Trade Receivables are not subject to any contest, claim or right of set-off other than returns and credits in the ordinary course of business. No consignment, “pay when sold”, “bill and hold” or extended payment terms have been granted to any customer.

4.7.4. Extent. The Purchased Assets include all assets necessary to conduct the Business in the ordinary course as presently conducted by Seller and are reflected on the Acquisition Balance Sheet or were acquired by Seller after the date of the Acquisition Balance Sheet, except those assets that (a) have been disposed of prior to the Closing Date in the ordinary course of business consistent with past practice, (b) have been disposed of with the prior written consent of Buyer, or (c) constitute Retained Assets.

4.8 Intellectual Property.

4.8.1. Including so called “shrink wrap” and other non-customized license agreements relating to computer software licensed to Seller in the ordinary course of business, Schedule 4.8.1 lists all Intellectual Property Rights (i) owned by Seller and relating to the Business or the Purchased Assets or (ii) which (as noted on such Schedule) are owned by a third party and used by Seller in the operation of the Business pursuant to which Seller has any rights or licenses (the Intellectual Property Rights set forth in clauses (i) and (ii), collectively the “Business Intellectual Property”). All fees due as of the date hereof associated with maintaining any Business Intellectual Property have been paid in full in a timely manner to the proper Governmental Authority or other person or entity, and all renewals or similar filings required as of the date hereof to maintain any Business Intellectual Property have been filed, and no such fees are due within the three (3) month period after the Closing Date. Seller owns and possesses all right, title and interest in and to, or has a valid and enforceable right or license to use, the Business Intellectual Property as currently being used. The Business Intellectual Property constitutes all Intellectual Property Rights necessary to conduct the Business as currently conducted. In the operation of the Business, Seller has not infringed, misappropriated or otherwise conflicted with, any Intellectual Property Rights of any third party and the conduct of the Business as currently conducted by Seller does not infringe upon any Intellectual Property Rights owned or controlled by any third party. In the past three (3) years, Seller has not received any written notice regarding, and there are currently no actions, suits, arbitrations, judgments, proceedings, investigations or claims of any kind whatsoever related to, any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property Rights from any third party). To Seller’s Knowledge, no third party has infringed, misappropriated or otherwise conflicted with any of the Business Intellectual Property, and in the past three (3) years, no such claims have been brought or threatened against any third party by Seller.

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4.8.2. Except as set forth on Schedule 4.8.2, with respect to the operation of the Business, Seller is not a party to any Contract, whether as licensor, licensee, franchisor, franchisee, dealer, distributor or otherwise, with respect to any Intellectual Property Rights.

4.8.3. Except as set forth on Schedule 4.8.3, Seller is not a party to any Contract that restricts in any way Seller’s right to sell or assign to Buyer any Business Intellectual Property and all such licenses or other rights. There have been no interference actions or other judicial, arbitration or other adversary proceedings concerning the Business Intellectual Property.

4.8.4. Except as set forth on Schedule 4.8.4, (a) Seller has not received written notice that any registered Business Intellectual Property has been declared unenforceable or otherwise invalid by any Governmental Authority and (b) the Business Intellectual Property owned by Seller and, to Seller’s Knowledge, the Business Intellectual Property licensed by Seller (i) is valid, subsisting and in full force and effect, and (ii) has not been involved in any interference, reissuance, reexamination, invalidation, cancellation, opposition or similar proceeding and, to Seller’s Knowledge, no such proceeding is threatened. None of the Business Intellectual Property has been used, divulged or appropriated for the benefit of any past or present employees of Seller or any other person or entity, or to the detriment of Seller.

4.8.5. Except as set forth on Schedule 4.8.5, each person or entity who is or was an employee or independent contractor of Seller and who is or was involved in the creation or development of Business Intellectual Property or was provided access to material trade secrets or material confidential or proprietary information of the Business has entered into a written Contract with Seller pursuant to which such person or entity assigned to Seller all Intellectual Property Rights in any work performed by such person or entity and agreed to maintain the confidentiality of all such trade secrets and proprietary and confidential information, and each of such Contracts is in full force and effect.

4.9. Real Property.

4.9.1.Leased Real Property. There is no real property owned by Seller. Schedule 4.9.1 contains a complete and accurate list of all the real property leased by Seller in the operation of the Business (the “Leased Real Property”) and lists the leases relating to such Leased Real Property (the “Leases”). The Leased Real Property and Leases comprise all leased real property interests and leases and agreements related thereto used by Seller in the operation of the Business as now conducted. With respect to each Lease and except as set forth on Schedule 4.9.1: (i) all leased buildings and all leased fixtures are held under the Leases, (ii) the Leases are in full force and effect and valid instruments enforceable against Seller and the other party thereto, in each case in accordance with their respective terms, (iii) all rents, required deposits and additional rents due to date pursuant to each Lease have been paid in full, (iv) there is no existing default by Seller or by the lessor of any such Lease, and (v) Seller has not received any notice that Seller is in default under any of the Leases. Copies of all such Leases, together with all amendments thereto, pertaining to the Leased Real Property have been delivered to Buyer and no Leases have been amended, modified or terminated.

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4.9.2. Condition of Leased Real Property. The Leased Real Property is validly zoned for its current use and occupancy by Seller under the applicable zoning codes and Seller’s current use of the Leased Real Property is in compliance therewith. There are no leases, subleases, licenses, easements, concessions or other agreements granting to any party or parties (other than Seller) the right of use or occupancy of any portion of the Leased Real Property. During the past three (3) years there has not been any material prolonged interruption in the delivery of adequate service of any utilities required in the operation of the Business currently conducted at the Leased Real Property and to Seller’s Knowledge no fact or condition exists which would reasonably be expected to cause any material interruption in the reasonably near future. Seller has not received written notice of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting the Leased Real Property. All of the buildings, material fixtures and other improvements situated on the Leased Real Property are in good condition, reasonable wear and tear excepted, and have been maintained in the normal course of business consistent with Seller’s past practice.

4.10. Environmental Matters.

4.10.1. Hazardous Materials. There has been no generation, Treatment, Storage, Release, Disposal or transport of any Hazardous Material, regardless of quantity, at, on, under, or from the Leased Real Property, or any other facility or property owned, occupied, or used by Seller or any predecessor of Seller now or in the past in connection with the operation of the Business, except in compliance with all federal, state and local laws and regulations governing Hazardous Materials. Seller has not, nor has any predecessor of Seller, installed, used, generated, treated, disposed of, or arranged for the disposal of any Hazardous Material in any manner that could reasonably be expected to result in any material liability or obligation under any environmental law for Seller or Buyer. Schedule 4.10.1 sets forth a list of Hazardous Materials which are used and disposed of in the conduct of the Business.

4.10.2. Asbestos. There currently are no, and there have not been any, asbestos or urea formaldehyde-containing materials incorporated into or used on the buildings or any improvements that are a part of the Leased Real Property, or into other assets or products of the Business.

4.10.3. Transport of Hazardous Materials. With respect to the operation of the Business, Seller has not sent Hazardous Material to a site that, pursuant to any law (A) has been placed or proposed for placement on the National Priorities List or any similar state list, or (B) is subject to or the source of an order, demand or request from a government authority to take “response,” “corrective,” “removal,” or “remedial” action, as defined in any law, or to pay for the costs of any such action at any location.

4.10.4. Notice of Liability. With respect to the operation of the Business, Seller has not received any written notice or written order or other communication from any Governmental Authority, employee or other individual or entity claiming that it is or may be liable for personal injury or property damage related to any Release, Treatment, Storage or Disposal of, or exposure to, any Hazardous Material, or alleging noncompliance or violation and/or liability under applicable environmental law. Seller has not conducted or been required by a Governmental Authority to perform any environmental investigation or Remedial or Response or Renewal action at any property operated by Seller.

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4.10.5. Underground Storage Tanks. There are no underground storage tanks or related piping, or surface impoundments located on, under or at the Leased Real Property or any other facility or property owned, occupied, or used by Seller or any predecessor of Seller in the conduct of the Business, now or in the past, nor have any underground tanks or piping been removed from any of the Leased Real Property.

4.10.6. Reports. Seller has delivered to Buyer true and correct copies of all reports, licenses, permits, authorizations, disclosures and other documents of which it is aware relating in any way to the status of any of the Leased Real Property with respect to any environmental law or otherwise relating to the Business with respect to any environmental law.

4.10.7. Third Party Liabilities. Seller has not entered into, or affirmatively assumed any responsibilities of any other third party, under any Contract or under any environmental law, that gives rise to any liability, obligation or requirement due to the condition of the soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality.

4.10.8. Definitions. Whenused in this Agreement, the following terms hereby have the following meanings:

“Disposal,” “Storage” and “Treatment” shall have the meanings assigned them at 42 U.S.C. § 6903(3)(33) and (34), respectively, but the terms shall be applied to all “Hazardous Materials,” regardless of quantity, not solely to “Hazardous Waste” as defined in such statute.

“Hazardous Material” means any chemical, element, compound, mixture, solution, substance, wasteof any kind, material, pollutant, or contaminant, regardless of quantity, the use, Storage, Disposal, Treatment or transportation of which is regulated, prohibited, limited or subject to liability under any law.

“Release” shall have the meaning assigned it at 42 U.S.C. Section 9601(22) without giving effect to exception (A).

“Removal,” “Remedial” and “Response” actions shall include the types of activities covered by CERCLA, RCRA, and other comparable environmental laws (including state law), and whether the activities are those that might be taken by a Governmental Authority or those that a Governmental Authority might seek to require of third parties under “removal,” “remedial” or other “response” actions.

4.11. Miscellaneous.

4.11.1. Conflicts of Interest. Except as set forth on Schedule 4.11.1, no stockholder, director, officer or to Seller’s Knowledge, employee of Seller nor to Seller’s Knowledge any relative of any stockholder, director, officer or employee of Seller, (i) owns, directly or indirectly, any interest in, or is an employee or agent of, any entity which is a competitor, lessor, lessee, customer or supplier of Seller, (ii) owns, directly or indirectly, any interest in any tangible or intangible property, asset or right which Seller uses, (iii) has any cause of action or claim against, owes any amount to, or is owed any amount by Seller, or (iv) is a party to any Contract with Seller, in each case as relating to the Business or any of the Purchased Assets.

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4.11.2. No Brokers. No person is or will become entitled, by reason of any Contract entered into or made by or on behalf of Seller, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

4.11.3. No Other Representations or Warranties. Except as expressly set forth in this Agreement, Seller does not make any (and Buyer acknowledges and agrees that Seller has not made any) representation or warranty, express or implied, at law or in equity, in respect of any of the Business, Purchased Assets or any other matters, or merchantability or fitness for any particular purpose, and any and all such other representations or warranties are hereby expressly disclaimed.

5. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

5.1. Organization and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio. Buyer has full corporate power to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith.

5.2. Agreements.

5.2.1. Enforceability. All requisite corporate action to approve, execute, deliver and perform this Agreement and each other agreement and document delivered by Buyer in connection herewith has been taken by Buyer. This Agreement and each other agreement and document delivered by Buyer in connection herewith has been duly executed and delivered by Buyer and constitutes the binding obligations of Buyer enforceable in accordance with its respective terms.

5.2.2. Consents. No approval or consent of, or filing with, any person, entity or Governmental Authority is required in connection with the transactions contemplated hereby or the execution, delivery or performance by Buyer of this Agreement or any other agreement or document delivered by or on behalf of Buyer in connection herewith, except for same that have already been made or received by Buyer.

5.2.3. No Conflicts. No action taken by or on behalf of Buyer in connection herewith, including, without limitation, the execution, delivery and performance of this Agreement and each other agreement and document delivered by it in connection herewith, (i) conflicts with or violates any law, Buyer’s Articles of Organization or operating agreement, or any Contract by which Buyer is bound or (ii) constitutes an event which, after notice or lapse of time or both, could result in any of the foregoing.

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5.3 No Brokers. No person is or will become entitled, by reason of any Contract entered into or made by or on behalf of Buyer, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

5.4 Litigation. No claim, litigation, investigation or proceeding is pending or, to the knowledge of Buyer, threatened against Buyer as would reasonably be expected to (a) have a Material Adverse Effect on Buyer, (b) to materially adversely affect the validity or enforceability of this Agreement or and each other agreement and document delivered by Buyer in connection herewith, or (c) result in the issuance of an court order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement. There are no court orders outstanding against Buyer that would be reasonably expected to have a material adverse effect on Buyer or materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

6. Closing and Closing Deliveries.

6.1. Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement and all closing deliveries at the offices of Apollo Aerospace Components LLC, 6065 Parkland Boulevard, Cleveland, Ohio 44124, or at such other location as the parties may mutually agree. The transfers and deliveries described in this Section 6 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, notwithstanding any other provisions of this Agreement, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in this Section 6 shall also have occurred or have been waived. Such transfers and deliveries shall be deemed to have occurred and the Closing shall become effective as of 11:59 p.m. on the Closing Date.

6.2. Closing Deliveries by Seller. On or prior to the Closing Date, Seller shall deliver to Buyer the following:

(a) Name Change. All documentation necessary to effect the legal name change of Seller to a name not including the words “Aero-Missile Components” or any variation or derivation thereof, and to permit Buyer to use such names in the state of Seller’s organization and in all states in which Seller does business as a foreign entity, whether or not registered;

(b) Approval by Seller. Copies of resolutions duly adopted by the board of directors and stockholders with respect to Seller’s and Stockholder’s execution and delivery and performance under this Agreement and all related agreements and instruments, and consummation of the transactions contemplated hereby and thereby, the accuracy and continuing force of which resolutions shall be certified as of the Closing Date by an officer of Seller and Stockholder, including certification of the organizational documents of Seller and Stockholder and incumbency of each such officer;

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(c) Lien Terminations. Terminations or releases of all Liens on the Purchased Assets, including, without limitation, any required Uniform Commercial Code termination statements, except for Permitted Liens;

(d) Consents. Buyer shall have received evidence of the receipt of all consents, authorizations and approvals of all persons, entities, and Governmental Authorities necessary for Buyer and Seller to execute, deliver and perform this Agreement as set forth on Schedule 6.2(d);

(e) Bill of Sale. A general bill of sale and assignment and such certificates of title, assignments and other instruments of transfer as shall be required to permit Buyer to acquire the Purchased Assets, in each case duly executed by Seller;

(f) Assignment and Assumption Agreement. An assignment and assumption agreement providing for the assumption by Buyer of the Assumed Liabilities (the “Assignment and Assumption Agreement”), duly executed by Seller;

(g) Intellectual Property Assignment. Intellectual property assignment(s) providing for the assignment to Buyer of the Intellectual Property Rights (the “IP Assignment”), duly executed by Seller;

(h) Escrow Agreement. The Escrow Agreement, duly executed by Seller;

(i) Good Standing. A good standing certificate dated no more than ten (10) days prior to the Closing Date from Seller’s state of organization and each jurisdiction identified on Schedule 4.1.1;

(j) Title. Car Title for Toyota Camry;

(k) Bank Agreement. Deposit Account Control Agreement; and

(l) Other Documents. Each other document and instrument required to be delivered, or reasonably requested to be delivered, to Buyer pursuant to the terms of this Agreement.

6.3. Closing Deliveries by Buyer. On or prior to the Closing Date, Buyer shall deliver to Seller, or caused to be delivered to or on behalf of Seller, the following:

(a) Payments. The Closing Cash Payment, the Payoff Amount, the Escrow Amount and the Share Consideration;

(b) Assignment and Assumption Agreement. The Assignment and Assumption Agreement, duly executed by Buyer;

(c) IP Assignment. The IP Assignment, duly executed by Buyer;

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(d) Escrow Agreement. The Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(e) Bank Agreement. Deposit Account Control Agreement; and

(f) Other. Each other document and instrument required to be delivered, or reasonably requested to be delivered, to Seller pursuant to the terms of this Agreement.

6.4 Proration’s.

(a) Other Taxes. All personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the date of the Closing, shall be apportioned between Seller and Buyer as of the Closing based on the number of days of such taxable period ending on the date of the Closing (the “Pre-Closing Tax Period”) and the number of days of such taxable period after the date of the Closing (with respect to any such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the amount of such Taxes that is attributable to the Post-Closing Tax Period.

(b) Payment. Upon receipt of any bill for personal property Taxes relating to the Purchased Assets, Seller and Buyer, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.4 together with such supporting evidence as is reasonably necessary to calculate the proration amount. The amount owed shall be paid by the party owing it to the other within thirty (30) days after delivery of such statement. In the event that either Seller or Buyer shall make any other payment for which it is entitled to reimbursement under this Section 6.4, the other party shall make such reimbursement promptly but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

7. Covenants.

7.1. Restrictive Covenants.

(a) Confidential Information. In consideration of the consummation of the transactions contemplated herein, Seller and Stockholder each covenants and agrees at all times to hold as secret and confidential (unless disclosure is required pursuant to court order, subpoena in a governmental proceeding, arbitration or pursuant to other process or requirement of law in which case Seller will provide Buyer reasonable notice prior to such disclosure and shall cooperate with Buyer, at Buyer’s cost, in taking all reasonably requested steps to prevent or limit disclosure) any and all knowledge, information or documents of a confidential or proprietary nature or not generally known to the public with respect to the Purchased Assets, the Business, this Agreement (or the transactions contemplated herein) or Buyer (“Confidential Information”), to the extent such Confidential Information is not thereafter made public, or does not otherwise become available to Seller from a third party who is not bound by any obligation of confidentiality to Buyer or its affiliates. The phrase “made public” as used in this Agreement shall apply to matters within the domain of the general public or industry of the Business, other than as a result of a disclosure by Seller in violation of the terms of this Agreement or Seller’s failure to fulfill its obligations hereunder. Seller agrees not to use such Confidential Information for its own benefit in connection with any business or investment or for the benefit of others or disclose any such Confidential Information. Notwithstanding the foregoing, Seller shall have the right to use and disclose Confidential Information solely to the extent necessary in connection with any third party claim or litigation arising in connection with the operation of the Business prior to the Closing; provided, however, that Seller first shall provide written notice of such use and disclosure of Confidential Information to Buyer, any tax audit, the preparation of tax returns or any other reasonable purpose, in each case, with the same reasonable precautions used by Seller with regards to its own confidential information.

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(b) Noncompetition. In further consideration of the consummation of the transactions contemplated herein, Seller covenants and agrees that until the fourth year anniversary of the Closing Date (the “Noncompetition Period”), Seller, will not, and shall cause its affiliates not to, either directly or indirectly, whether or not for consideration, (a) solicit business from, or otherwise compete with Buyer for the business of, any current or former customer of Buyer (including without limitation, any customer of the Business) for the purchase of services or products the same as or substantially similar to, or which may be otherwise used in substitution for, products or services manufactured, sold or provided by Seller as described in Recital A of this Agreement (“Competing Products”) anywhere in the world; (b) own, operate, control, advise, be engaged by, perform any consulting services for, invest in or otherwise become associated in any capacity with, any business, company, partnership, organization, proprietorship, or other entity, who or which, at any time during the Noncompetition Period that sells Competing Products, in the world; provided, however, that nothing contained herein shall prevent Seller from acquiring an equity interest of up to three percent (3%) of an entity whose shares are traded on a national securities exchange or over-the-counter market.

(c) Noninterference. In further consideration of the consummation of the transactions contemplated herein, during the Non-Competition Period, each of Seller and Stockholder covenants and agrees that Seller, Stockholder and the affiliates of Seller and Stockholder will not, without the prior written consent of Buyer, directly or indirectly, (a) solicit, induce or attempt to solicit or induce any employee or agent of Buyer to terminate his or her relationship with Buyer; (b) induce or attempt to induce any supplier, contractor or customer of Buyer to terminate or adversely change its relationship with Buyer with respect to the Business; or (c) employ or hire any person who was an employee of Buyer or any of its affiliates until six (6) months after such individual’s employment relationship with Buyer has been terminated. In further consideration of the consummation of the transactions contemplated herein, during the Non-Competition Period, Buyer covenants and agrees that Buyer and the affiliates of Buyer will not, without the prior written consent of Seller, directly or indirectly, (a) solicit, induce or attempt to solicit or induce any employee who is an employee of Creative Assembly Systems, Inc., an affiliate of Seller (“Protected Affiliate”), located at6002 Groveport Road, Groveport, Ohio 43125, to terminate his or her relationship with the Protected Affiliate; or (b) employ or hire any person who is an employee of the Protected Affiliate until six (6) months after such individual’s employment relationship with the Protected Affiliate has been terminated.

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(d) Remedy for Certain Breaches. The parties acknowledge and agree that the covenants in this Section 7.1 were negotiated at arm’s length, are required for the fair and reasonable protection of Buyer and Seller, that Buyer would not have purchased, and Seller would not have sold, the Purchased Assets had the other party not agreed to these covenants, that the restrictions contained herein are designed to protect the business of Buyer or Seller, as applicable, and to ensure that the parties do not engage in unfair competition with each other, and that the obligations of the parties in this Agreement constitute adequate consideration for the parties’ obligations under this Section 7.1. The parties further acknowledge and agree that a breach of any of the covenants, obligations or agreements set forth in this Section 7.1 will result in irreparable and continuing damage to the non-breaching party in its business and property for which there will be no adequate remedy at law, and the parties agree that, in the event of any such breach, the non-breaching party shall be entitled to injunctive relief to restrain such breach by the breaching party without the necessity of proof of actual damages or the posting of a bond, and to such other and further relief (including damages) as is proper under the circumstances.

(e) Reformation of Agreement; Severability. The parties intend the covenants set forth in this Section 7.1 to be enforced as written. However, in the event that any provision set forth in this Section 7.1 is held by a court of competent jurisdiction to be invalid or unenforceable to any extent, such court shall exercise its discretion in reforming such provision to the end that Seller or Buyer, as applicable, shall be subject to such restrictions and obligations as the court deems reasonable under the circumstances and enforceable by Buyer or Seller, as applicable. In the event that a provision or term of this Agreement is found to be void or unenforceable to any extent and such court does not exercise its discretion to reform such provision, it is the agreed upon intent of the parties hereto that all remaining provisions or terms of this Agreement shall remain in full force and effect to the maximum extent permitted by law and that this Agreement shall be enforceable as if such void or unenforceable provision or term had never been a part hereof.

7.2. Publicity. No party will make any public announcements with respect to the specific details of this Agreement or the transaction contemplated hereby without the written consent of the other party unless required by law or applicable regulation or stock exchange rule. If public disclosure or notice is so required, each party will use commercially reasonable efforts to give the other prior written notice of the disclosure to be made. No party shall be prohibited from making public announcements of a general nature (e.g., that a transaction between the parties has been consummated) or announcements to its equity holders.

7.3. Expenses; Transfer Taxes. Each party shall pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by such party or its representatives (“Selling Expenses”). Seller shall pay all sales or other transfer Taxes, if any, which may be due and payable in connection with the transactions contemplated by this Agreement. Seller acknowledges that no such Selling Expenses shall be Assumed Liabilities hereunder. Seller shall pay any and all costs associated with the assignment or transfer of all Assumed Contracts.

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7.4. Assignment of Contracts. Notwithstanding anything contained in this Agreement or any bill of sale or assignment to the contrary, this Agreement and any bill of sale or assignment shall not constitute an agreement to assign any Assumed Contract or any claim or any right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Buyer thereunder. Seller shall use commercially reasonable efforts to obtain the consent of the other party to any Assumed Contract to the assignment of same to Buyer in all cases in which such consent is required for assignment or transfer. If such consent is needed and not obtained, Seller and Buyer agree to cooperate in any reasonable arrangement designed to provide Buyer with the benefits and obligations thereunder and the benefits to Seller of an assignment thereof to Buyer (in each case, in the same manner as an Assumed Contract), including, without limitation, having Buyer act as agent for Seller and having Seller enforce for the benefit of Buyer any and all rights of Seller against the other party thereto.

7.5. Product Warranty. Except as provided herein, Buyer does not expressly or by implication assume any of the product or service warranty obligations of Seller related to products sold or services provided by Seller prior to the Closing Date. Buyer shall on and after the Closing (on Seller’s behalf), perform Seller’s obligations under its product or service warranties in accordance with Seller’s reasonable past practices and Buyer’s reasonable business judgment consistent with the ongoing operation of the Business. Seller agrees to reimburse Buyer upon demand for performing such product or service warranty obligations for Seller, at Buyer’s actual costs, for all costs in excess of $25,000 Dollars in the aggregate (“Assumed Warranty Obligation”).

7.6. No Assignment. Without the consent of Seller, Buyer may assign all or any part of this Agreement and all or any part of its rights and obligations hereunder to any affiliate of Buyer, to any of Buyer’s lenders and to any person or entity which purchases from Buyer substantially all of the assets purchased by Buyer hereunder, in which event Seller shall execute and deliver any documents reasonably requested by the assignee in connection with such assignment. Except as provided in the preceding sentence, no assignment by any party of this Agreement or any right or obligation hereunder may be made without the prior written consent of all other parties, and any assignment attempted without such consent will be void.

7.7 Business Employees.

(a) Business Employees. Buyer shall offer employment to the employees of Seller listed on Schedule7.7(a), who are all employees of Seller related to the Business(the “Business Employees”) upon substantially the same hourly rate or salary, as applicable, and with substantially the same benefits, terms and conditions as provided by Seller. Those employees on Schedule 7.7(a) who accept such offers of employment (subject to such employees satisfying Buyer’s hiring requirements) shall be referred to herein as the “Hired Employees.” No provision of this Agreement shall be construed to prohibit Buyer from having the right to terminate the employment of any Hired Employee, with or without cause. Seller shall terminate, effective as of the Closing Date, the employment of all of the Business Employees listed on Schedule 7.7(a) and all employment agreements it has with those employees, if any (excluding any intellectual property ownership or assignment agreements, noncompetition agreements or confidentiality agreements).Seller is responsible for, and shall bear all costs and liabilities in connection with, any notice required to be given under the Workers Adjustment and Retraining Notification Act pursuant to this Agreement and the consummation of the transactions hereunder.

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(b) Seller shall pay the cost of any compensation, severance or other benefits which may be payable to Seller’s employees that claim compensation, severance or other benefits under the employee benefit plans of Seller except to the extent the same is included in the Assumed Balance Sheet Liabilities, otherwise arising out or in connection with the consummation of the transactions contemplated by this Agreement.

(c) Seller shall be responsible for complying with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) Sections 601 through 608, Section 4980B of the Internal Revenue Code and all applicable state laws and regulations regarding continuation and conversion of medical coverage (collectively, “COBRA”) for its employees and their “qualified beneficiaries” whose “qualifying event” (as such terms are defined in Section 4980B of the Internal Revenue Code or the applicable state law or regulation) occurs prior to the Closing Date or occurs in connection with the purchase and sale of the Purchased Assets under this Agreement. Buyer shall have no liability under COBRA for any employee of Seller or the “qualified beneficiary” of any employee of Seller that does not become a Hired Employee. In addition, Buyer shall have no liability under COBRA for any Hired Employees or the “qualified beneficiary” of any Hired Employee whose “qualifying event” occurs prior to the date the Hired Employee becomes a Hired Employee in accordance with Section 7.7(a).

(d) Buyer does not accept assignment of and shall not sponsor any of Seller’s Employee Benefit Plans. From and after the Closing Date, Seller shall remain solely responsible for any and all Liabilities to or in respect of any Hired Employee relating to or arising in connection with any and all claims for workers’ compensation benefits arising in connection with any occupational injury or disease occurring or existing on or prior to the Closing Date.

7.8 Novation of Government Contracts.

(a) As soon as practicable following the Closing, Seller shall prepare (with Buyer’s assistance, which will include preparation of all information and documents required of the transferee for such requests), in accordance with FAR Subpart 42.12, and any applicable agency regulations or policies, a written request meeting the requirements of FAR Subpart 42.12, as reasonably interpreted by the Responsible Contracting Officer (as such term is defined in FAR 42.1202), which shall be submitted by Seller to the Responsible Contracting Officer, for the applicable Governmental Authority (i) to recognize Buyer as Seller’s successor-in-interest to each Government Contract to be novated pursuant to this Agreement and set forth on Schedule 7.8(a) and (ii) to enter into a novation agreement (a “Novation Agreement”), in form and substance as set forth in FAR Subpart 42.1204(i) which shall be deemed reasonably satisfactory to Buyer and Seller, pursuant to which, subject to the requirements of FAR Subpart 42.12, all of Seller’s right, title and interest in and to, and all of Seller’s obligations and liabilities under, such Government Contract shall be validly conveyed, transferred and assigned and novated to Buyer by all parties thereto. Seller and Buyer shall each use all reasonable efforts to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreements with regard to any such Government Contracts, including responding to any requests for information by a U.S. Governmental Authority with regard to such Novation Agreements.

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(b) Seller shall (i) remain in existence until all novation’s have been approved by the Government; (ii) maintain its System for Award Management; and (iii) make available one individual who may act on behalf of Seller.

(c) Prior to the submission of the Novation Agreements, Seller shall cooperate with Buyer in notifying the Responsible Contracting Officer(s) for the relevant Government Contracts, and providing the Responsible Contracting Officer(s) with any and all information necessary to facilitate the submission of the Novation Agreement following the Closing. Buyer and Seller shall collaborate regarding the information to be shared with the Responsible Contracting Officer(s) prior to Closing.

(d) The parties acknowledge that the transfer or assignment of a Government Contract is subject to the Governmental Authority’s approval of a Novation Agreement recognizing Buyer as the successor-in-interest to Seller. Unless and until the Governmental Authority recognizes Buyer as the successor-in-interest to Seller under any Government Contract, Seller shall subcontract to Buyer all of Seller’s rights and obligations under such Government Contract to the maximum extent permissible under law. In connection therewith, Buyer shall perform on behalf of Seller all of Seller’s obligations under such Government Contract, and Seller shall promptly remit to Buyer all payments Seller receives under such Government Contract with respect to obligations performed by Buyer.

(e) In the event that any and all novation’s, transfer or other agreements (including the Novation Agreements), consents, approvals or waivers necessary for the assignments, transfer or novation of any Government Contract covered by this Agreement, or any claim, right or benefit arising thereunder or resulting therefrom, shall not be obtained after the Closing Date, then as of the Closing Date, this Agreement, to the extent permitted by law, shall constitute full and equitable assignment by Seller to Buyer of all of Seller’s right, title and interest in and to, and all of Seller’s obligations and Liabilities under, such Government Contracts, and Buyer shall be deemed Seller’s agent for purpose of completing, fulfilling and discharging all of Seller’s obligations and Liabilities from and after the Closing Date under any such Government Contract. The parties shall take all reasonable steps and actions necessary to provide Buyer with the benefits of such Government Contracts after the Closing, and to relieve Seller of the performance and other obligations thereunder, including entry into subcontracts for the performance thereof.

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(f) In the event Seller shall be unable to make the equitable assignment described in the preceding paragraph (provided that such failure is not due to Seller’s breach of its obligations under this Section 7.8), or if such attempted assignment would give rise to any right of termination, or would otherwise adversely affect the rights of Seller or Buyer under such Government Contract, or would not assign all of Seller’s rights thereunder at the Closing Date, Seller shall use its commercially reasonable efforts to provide Buyer with all such rights. To the extent that any such consents and waivers are not obtained, or until the impediments to such assignment are resolved, Seller shall use its commercially reasonable efforts to (i) provide to Buyer, at the request of Buyer, the economic and other benefits of any such Government Contract, (ii) cooperate in any lawful arrangement designed to provide such benefits to Buyer and (iii) enforce, at the request of and for the account of Buyer, any rights of Seller arising from any such Government Contract against any third party (including any Governmental Authority), including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer; provided that Seller shall be compensated for its reasonable, actual and documented out-of-pocket costs incurred by Seller on account of services that Seller cannot reasonably perform internally in connection therewith (i.e., nothing in this Section 7.8(f) is intended to change the benefit of the bargain to which Seller is entitled under this Agreement, or to require Seller to perform absorb the costs of performance on Government Contracts without compensation). To the extent that Buyer is provided the and other benefits of any Government Contract referred to herein (whether from Seller or otherwise), Buyer shall, to the extent allowed under applicable law and the terms of the applicable Government Contract, perform at the direction of Seller and for the benefit of any third party (including any Governmental Authority), the liabilities and obligations of Seller thereunder or in connection therewith.

7.9 Access to Books and Records. Each party hereto shall provide the other party with reasonable access following the Closing to the books and records of Seller being transferred or retained pursuant to this Agreement (the “Records”) for the purpose of allowing each party and its professional advisors (at such party’s sole cost and expense) to (i) address any third party claims which arise from the operation of the Business and (ii) as necessary for compliance with the regulatory and Tax obligations of each party, including without limitation, responding to any request for information or audit and the preparation of any tax returns and financial statements, claims or litigation, and any other reasonable purpose.

7.10 Further Assurances and Assistance. The parties agree that each will execute and deliver any and all documents in addition to those expressly provided for herein that may be necessary or appropriate to effect the provisions of this Agreement and each of the other agreements and instruments delivered by them in connection herewith. Seller further agrees that at any time and from time to time after the Closing, it will execute and deliver to Buyer such further conveyances, assignments or other written assurances as Buyer may reasonably request and as Seller is reasonably able to comply with to perfect and protect Buyer’s title to the Purchased Assets.

7.11 Collection of Acquired Receivables. Seller hereby grants to Buyer the right and authority to collect for Buyer’s own account all Trade Receivables that are part of the Purchased Assets and to endorse with the name of Seller any checks, drafts or similar instruments received in payment of the foregoing.

7.12. Name Change. Seller will (a) amend its applicable organizational documents, and take all other actions necessary, to change its name and all names under which it does business to a name that does not include any Restricted Name and (b) give to Buyer a true, correct and complete copy of the filings with the applicable Governmental Authorities showing that such name change have occurred within five days of the Closing. Stockholder will (a) amend its applicable organizational documents, and take all other actions necessary, to change its name and all names under which it does business to a name that does not include any Restricted Name and (b) give to Buyer a true, correct and complete copy of the filings with the applicable Governmental Authorities showing that such name change have occurred within forty-five days of the Closing. “Restricted Name” means any of the following: (1) the name “Aero-Missile” or “Precision Aerospace Components”; and (2) any name that is a variation of such words or any word that is confusingly similar to such name with the exception of ticker “PAOS” which shall remain the property of the Stockholder.

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7.13. Satisfaction of Retained Liabilities. After Closing, at its expense, Seller will satisfy, or cause to be satisfied, all Retained Liabilities, in reasonable due course and in a manner that is not detrimental in any material respect to any of the relationships of the Business; provided, that nothing in this Section 7.13 shall preclude Seller from contesting in good faith any such Liabilities.

8. Indemnification.

8.1. Indemnification by Seller and Stockholder. Subject to the provisions of this Agreement, Seller and Stockholder shall, jointly and severally, indemnify and hold harmless Buyer and each of its affiliates, and its and their respective directors, shareholders, officers, employees and agents (together with Buyer, the “Buyer Indemnified Parties”) from any and all loss, damage, liability, deficiency, costs and expenses (including reasonable legal and accounting fees) (collectively, “Losses”) resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty made by Seller herein or in the Closing Documents (provided that for purposes of determining whether a breach of a representation has occurred and calculating Losses hereunder, any materiality, Material Adverse Effect or similar qualification in such representations and warranties shall be disregarded); (b) any breach of any covenant or obligation made or incurred by Seller or Stockholder herein or in the Closing Documents; (c) any imposition (including by operation of any bulk transferor other law) or attempted imposition upon Buyer or any of its affiliates by a third party of any Retained Liability; and (d) claims of any investment banker, broker, finder or other party acting in a similar capacity on behalf of Seller in connection with the transactions herein contemplated.

8.2. Indemnification by Buyer. Subject to the provisions of this Agreement, Buyer shall indemnify Seller and each of its affiliates, and its and their respective directors, stockholders, officers, employees and agents (together with Seller, the “Seller Indemnified Parties”) against and hold each of them harmless from any and all Losses resulting from or arising out of (a) any inaccuracy in or breach of any representation, warranty, covenant or obligation made by Buyer herein or in the Closing Documents; (b) any imposition or attempted imposition by a third party upon Seller or any of its affiliates of any Assumed Liability; and (c) claims of any investment banker, broker, finder or other party acting in a similar capacity on behalf of Buyer in connection with the transactions herein contemplated.

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8.3. Indemnification Procedures Regarding Third Party Claims. No claim for indemnification will arise until notice thereof is given to the party from whom indemnity is sought. In the event that any legal proceedings shall be instituted or any claim or demand be asserted by any third party in respect of which Seller on the one hand, or Buyer on the other hand, may have an obligation to indemnify the other, the indemnifying party shall be entitled to participate in such proceeding and, to the extent that it wishes, to assume (at its expense) the defense of such proceeding, if (i) the indemnifying party provides written notice to the indemnified party that the indemnifying party intends to undertake such defense, (ii) the indemnifying party conducts the defense of the third-party claim diligently and (iii) the indemnifying party acknowledges full and complete responsibility for indemnification of the party asserting such right to indemnification. If the indemnifying party undertakes such defense, the indemnified party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the indemnified party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such indemnified party. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such third party legal proceeding, claim or demand; provided, however, if the indemnifying party has assumed the defense of such a third party claim, the indemnifying party shall not, without the written consent of the indemnified party, enter into any settlement, compromise or discharge or consent to the entry of any judgment which imposes any expense, obligation (other than any expense or obligation for which Buyer is responsible under this Agreement) or restriction upon the indemnified party, includes any obligations on the part of the indemnified party to take any future actions, or requires the indemnified party to admit or acknowledge to any fact or event, including any violation of law.

8.4. Survival. The indemnification provided for under Section 8.1(a) and Section 8.2(a) shall be limited in certain respects as follows:

(a) Any claim for indemnification under Section 8.1(a) shall be made by notice to Seller on or before the twenty-fourth (24) month anniversary of the Closing, provided, that: (i) there shall be no limits on the time for making a claim for indemnification relating to the representations and warranties contained in Sections 4.1 [Organization and Power], 4.2 [Agreements], 4.3.5 [Indebtedness] and 4.7.1 [Title and Condition]; (ii) a claim for indemnification for a breach of the representations and warranties contained in Sections 4.3.4[Taxes] and 4.6 [Employee Benefits] may be made until sixty (60) days after the expiration of the applicable statute of limitations governing claims with respect to the subject matter of such claim; and (iii) any claim for indemnification relating to the representations and warranties contained in Section 4.10 [Environmental] may be made on or before the five (5) year anniversary of the Closing Date. The representations and warranties referenced in clauses (i) through (iii) of this Section 8.4 shall be referred to herein as the “Fundamental Representations. “Notwithstanding anything to the contrary, to the extent the any time period to bring a claim against the indemnifying party set forth in this Section 8.4(a) is greater than or less than the survival period under the applicable statute of limitations for such claim, the parties expressly acknowledge and agree that the time periods set forth in this Section 8.4(a) are intended to operate notwithstanding such applicable statutes of limitations, and any claims for which Seller has been notified about prior to the expiration date of the applicable survival period set forth in this Section 8.4(a) shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

(b) Any claim for indemnification under Section 8.2(a) shall be made by notice to Buyer on or before the twenty-fourth (24) month anniversary of the Closing, and any claims for which Buyer has been notified about prior to the expiration date of the applicable survival period set forth in this Section 8.4(b) shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

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(c) Except for indemnification claims arising out of the Fundamental Representations or fraud, Seller and Stockholder shall not be liable to Buyer for indemnification under Section 8.1(a) until the aggregate amount of Losses under Section 8.1(a) exceeds Fifty Thousand Dollars ($50,000), at which time, Seller and Stockholder shall be liable for the full amount of such Losses from the first dollar.

(d) Except for indemnification claims arising out of the Fundamental Representations or fraud, the maximum liability of Seller and Stockholder pursuant to Section 8.1(a) shall not exceed an amount equal to One Million Dollars ($1,000,000).

(e) Notwithstanding the foregoing, if a claim for indemnification under Section 8.1(a) may also be brought by Buyer under Sections 8.1(c) or (d), such claim for indemnification will not be subject to or limited by Sections 8.4(a), (b) or (c).

8.5. Escrow Amount. To secure the indemnification obligations of Seller and Stockholder under this Agreement, the Escrow Amount will be deposited with the Escrow Agent Account for a period of eighteen months, pursuant to this Agreement and the terms of the Escrow Agreement. Fifty percent (50%) of the Escrow Amount will be paid on the first anniversary of the Closing. The Escrow Amount will not be the sole source of funds for such obligations; provided, Buyer shall first be required to seek recovery against the Escrow Amount until it is exhausted (which determination shall include any pending claims) prior to seeking indemnification from Seller or Stockholder directly.

8.6. Exclusive Remedy. The indemnification rights and remedies available under this Section 8 are the sole and exclusive rights and remedies arising out of this Agreement or the Closing Documents (including, without limitation, for all Losses, claims and causes of action) and is expressly in substitution of any and all other rights, remedies, indemnity, contribution or other recourse which may be otherwise provided under applicable law (all of which are hereby waived by the parties), except for (i) misrepresentation or fraud, or (ii) equitable relief for a breach of Sections 7.1(a), 7.1(b) or 7.1(c).

8.7. Adjustments to Purchase Price. All indemnification payments made pursuant to this Section 8 shall be deemed adjustments to the Purchase Price paid by Buyer for the Purchased Assets to the extent so characterized under applicable tax law.

9. Miscellaneous Provisions.

9.1 Definitions. In this Agreement and any Exhibit or Schedule hereto, the following capitalized terms have the following respective meanings:

(a) “Government Contract” means, with respect to the Business, any Contract, between Seller and (i) any Governmental Authority, (ii) any prime contractor to any Governmental Authority, or (iii) any subcontractor (of any tier) in connection with or with respect to any Contract or agreement between another person and any Governmental Authority.

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(b) “Governmental Authority” mean any court, tribunal, judicial, arbitral body, or any government or political subdivision thereof, whether federal, national, supranational, state, county, local, municipal or foreign, or any agency, department, authority, bureau, commission, official, quasi-governmental body or instrumentality of any such government or political subdivision, as well as any governmental or non-governmental self-regulatory organization, agency or authority.

(c) “Knowledge” means the means the knowledge of William J. Golden, Francis J. Shields, John F. Waechter after having made a reasonable inquiry of the employees responsible for such matters.

(d) “Material Adverse Effect” means any event, change or effect that, individually or with all related events, changes or effects, will or would reasonably be expected to have a material adverse effect on the Business or Seller’s ability to close the transaction taken as a whole; provided, however, that the effects or changes that are generally applicable to general economic, political or financial market conditions, including changes after the Closing in any applicable law or in the interpretation of any applicable law by any court or by any Governmental Authority, will be excluded from the determination of Material Adverse Effect.

(e) “NASDAQ” means the National Association of Securities and Dealers Automated Quotation Stock Market.

(f) “Parent” means Park-Ohio Holdings Corp., an Ohio corporation.

(g) “Parent Shares” shall mean shares of common stock, par value $1.00 per share, of Parent. Parent Shares shall be restricted within the meaning of the Securities Act of 1933, as amended, and shall contain a legend reflecting such restriction on sale. In calculating the number of shares to be issued, Parent Shares shall be valued using the Share Valuation Method for all purposes.

(h) “Permitted Liens” mean (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business with respect to amounts not yet due and payable and for which adequate reserves have been established in accordance with GAAP, (ii) Liens for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty, and (iii) easements, rights-of-way and other immaterial title matters.

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9.2. Notices. All notices and other communications required by this Agreement shall be in writing and shall be delivered as follows:

(a)	If to Buyer, to:	Apollo Aerospace Components LLC 6065 Parkland Boulevard Cleveland, Ohio 44124 Attention: Patrick W. Fogarty, Chief Financial Officer Telecopy Number: (440) 947-2200

	With a copy to:	Park-Ohio Industries, Inc. 6065 Parkland Boulevard Cleveland, Ohio 44124 Attention: Legal Department Telecopy Number: (440) 947-2219

(b)	If to Seller, to:	Aero-Missile Components Inc. 351 Camer Drive Bensalem, PA 19020 Attention: John Wachter Telecopy Number: (609) 945-1690

	With a copy to:	William J. Golden, Esq. 20 Nassau Street, STE 12B Princeton, NJ 08542 (609) 945-1690

or to such other address as may have been designated in a prior notice. Notices sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed to have been given two business days after being mailed; notices sent by a nationally recognized commercial overnight carrier shall be effective the next business day after receipted delivery to such courier specifying overnight delivery; otherwise, notices shall be deemed to have been given when received at the address specified above (or other address specified in accordance with the foregoing).

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9.3. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.4. Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

9.5. Execution in Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

9.6. Governing Law; Jurisdiction; Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio, without regard to conflict of laws principles. Unless the parties otherwise mutually agree in writing at such time, any dispute or controversy arising between the parties relating to or in connection with this Agreement shall be submitted to and heard exclusively by a state or federal court located in the County of Cuyahoga, State of Ohio, and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto. The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 9.1 of this Agreement, and service so made shall be complete as stated in such section.

9.7. Waivers. No waiver of any of the provisions of this Agreement shall be valid and enforceable unless such waiver is in writing and signed by the party to be charged, and, unless otherwise stated therein, no such waiver shall constitute a waiver of any other provisions hereof (whether or not similar) or a continuing waiver.

9.8. No Third Party Rights. Nothing express or implied in this Agreement is intended or shall be construed to confer on any person other than the parties hereto any rights under this Agreement.

9.9. Entire Agreement. This Agreement, the schedules referenced herein and the agreements and instruments to be delivered by the parties in connection with the Closing hereunder (“Closing Documents”) constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous negotiations, agreements, representations and understandings of the parties. There are no warranties, representations, understandings or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein or in the Closing Documents, and no supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

BUYER:

APOLLO AEROSPACE COMPONENTS LLC

By:

Name:

Its:

SELLER:

AERO-MISSILE COMPONENTS INC.

By:

Name:

Its:

STOCKHOLDER:

PRECISION AEROSPACE COMPONENTS, INC.

By:

Name:

Its:

[Signature Page to Asset Purchase Agreement]

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